Exhibit 10.16

INNOVATOR’s PATENT AGREEMENT (IPA), Version 1.0

This INNOVATOR’s PATENT AGREEMENT (“Agreement”) is made between the person(s) named below (collectively referred to as “Inventors”) and [COMPANY NAME], a [State of Incorporation] corporation, having a place of business at Company Address (“Company”).

WHEREAS the Inventors have invented certain patentable subject matter which they desire to assign to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Subject to the terms and conditions herein, Inventors do hereby sell, assign, and transfer and have sold, assigned, and transferred to the Company, for itself and its successors, transferees, and assignees, the entire worldwide right, title, and interest in and to the following patent application(s):

Title	Application No.	Filed on

including (a) any and all inventions and improvements (“Subject Matter”) disclosed therein; (b) all right of priority in the above application(s) and in any underlying provisional or foreign application; (c) all provisional, utility, divisional, continuation, substitute, renewal, reissue, and other applications related thereto which have been or may be filed in the United States or elsewhere in the world; and (d) all patents (“Patents”), including reissues and reexaminations, which may be granted on any of the above applications, together with all rights to recover damages for infringement, including infringement of provisional rights.

2.	The Company, on behalf of itself and its successors, transferees, and assignees (collectively the “Assignee”), agrees not to assert any claims of any Patents which may be granted on any of the above applications unless asserted for a Defensive Purpose. An assertion of claims of the Patents shall be considered for a “Defensive Purpose” if the claims are asserted:

(a) against an Entity that has filed, maintained, threatened, or voluntarily participated in a patent infringement lawsuit against Assignee or any of Assignee’s users, affiliates, customers, suppliers, or distributors;

(b) against an Entity that has filed, maintained, or voluntarily participated in a patent infringement lawsuit against another in the past ten years, so long as the Entity has not instituted the patent infringement lawsuit defensively in response to a patent litigation threat against the Entity; or

(c) otherwise to deter a patent litigation threat against Assignee or Assignee’s users, affiliates, customers, suppliers, or distributors.

If Assignee needs to assert any of the Patent claims against any Entity for other than a Defensive Purpose, Assignees must obtain prior written permission from all of the Inventors without additional consideration or threat.

“Entity” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity. “Affiliate” means with respect to any Entity, any other Entity, whether or not existing on the date hereof, controlling controlled by or under common control with such first Entity. The term “control” (including with correlative meaning the terms

“controlled by” and “under common control with”), as used with respect to any Entity, means the possession, directly or indirectly, of the power to direct or cause the direction or management and policies of such Entity, whether through the ownership of voting securities, by contract or otherwise.

Assignee acknowledges and agrees that the above promises are intended to run with the Patents and are binding on any future owner, assignee or exclusive licensee who has been given the right to enforce any claims of the Patents against third parties. Assignee covenants with Inventors that any assignment or transfer of its right, title, or interest herein will be conveyed with the promises herein as an encumbrance.

3.	Inventors agree that Assignee may apply for and receive patents for Subject Matter in Assignee’s own name. Inventors agree, when requested, and without further consideration, to execute all papers necessary to fully secure to Assignee the rights, titles and interests herein conveyed. Inventors represent that Inventors have the rights, titles, and interests to convey as set forth herein; and Inventors covenant with Assignee that Inventors have not made and will not make any assignment, grant, mortgage, license, or other agreement affecting the rights, titles, and interests herein conveyed, except as explicitly set forth herein.

4.	The Assignee hereby grants to the Inventors a perpetual, worldwide, non-exclusive, royalty-free, no-charge irrevocable license under the Patents, the license explicitly limited to those rights necessary to enforce the promises made by Assignee in section 2. Accordingly, if Assignee asserts any of the Patent claims against any entity in a manner that breaks the promises of section 2, the Inventors, individually or jointly, may grant written nonexclusive sublicenses, without the right to further sublicense, the scope of the sublicense being limited to those rights necessary to enforce the promises made by Assignee in section 2.

Any sublicense granted by the Inventors under this section must be without threat or additional consideration; otherwise, the sublicense will be considered void ab initio. This license to the Inventors is not assignable, although the license shall pass to the heirs of an inventor in the case that the inventor is deceased, and the inventors, individually or jointly, may appoint a representative who may act on their behalf in granting sublicenses under this section. Assignee acknowledges and agrees that the promises in section 2 and 4 are intended to benefit third parties, except in the case of an assertion of claims of the Patents authorized under section 2.

AGREED TO AND ACCEPTED:

Inventor

[INVENTOR NAME]

Company representative

[NAME]